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Exhibit 8.1

Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, New York 10019-6064

March 31, 2011

Universal American Corp.
Six International Drive, Suite 190
Rye Brook, New York 10573

Universal American Spin Corp.
Six International Drive, Suite 190
Rye Brook, New York 10573

Registration Statement on Form S-4
(Registration No. 333-172691)

Ladies and Gentlemen:

        We have acted as special counsel to Universal American Corp. ("UAM"), a corporation organized under the laws of the State of New York, and Universal American Spin Corp., a corporation organized under the laws of the State of Delaware ("Newco") in connection with (i) the merger of Ulysses Merger Sub, L.L.C. ("Merger Sub"), a limited liability company organized under the laws of the State of New York and a wholly-owned subsidiary of CVS Caremark Corporation, with and into UAM and the split-off of Newco to the shareholders of UAM pursuant to the terms of that certain Agreement and Plan of Merger by and among CVS Caremark Corporation, Merger Sub and UAM dated December 30, 2010, as amended on March 30, 2011 (the "Merger Agreement"), and (ii) the preparation of the Registration Statement on Form S-4 (as amended, the "Registration Statement") of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder (the "Rules").

        We have been requested to render our opinion as to certain tax matters in connection with the Registration Statement. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

        In rendering our opinion, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness, both initially and continuing as of the Effective Time, of the facts, information, representations, covenants, and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Separation Agreement, (iii) the Registration Statement and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. For purposes of rendering our opinion, we have assumed that such statements, representations, covenants, and agreements are, and will continue to be as of the Effective Time, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above. We have assumed that the Merger and Separation will be consummated in accordance with the Merger Agreement and Separation Agreement (and the related transaction agreements described therein) and as described in the Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time.

        We have assumed, without independent verification, (i) the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, and the authenticity of all the latter documents; and (ii) the genuineness of all signatures and the legal capacity of all individuals who have executed any of the documents reviewed by us. We have assumed that any documents will be executed by the parties in the forms provided to and reviewed by us. We have assumed that the Merger Agreement and Separation Agreement and such other documents, certificates, and records are, and will continue to be, duly authorized, valid, and enforceable. In rendering our opinion, we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true, complete and correct.

        Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

        On the basis of such examination, and subject to the assumptions, limitations, qualifications and exceptions set forth herein and in the Registration Statement, we hereby confirm that the discussion set forth in the Registration Statement under the heading "Material United States Federal Income Tax Consequences," to the extent it states matters of United States federal tax law or legal conclusions with respect thereto, is our opinion. Such discussion does not, however, purport to discuss all United States federal tax consequences of the transactions described in the Registration Statement and is limited to those United States federal tax consequences specifically discussed therein.

        Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of any transactions related to the Merger and Separation or contemplated by the Merger Agreement or Separation Agreement (and the related transaction agreements described therein) and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. Furthermore, our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the date hereof in U.S. federal income tax law that may affect our opinion. In addition, there can be no assurance that changes in the law will not take place which could affect the United States federal income tax consequences of the Merger and Separation or that contrary positions may not be taken by the Internal Revenue Service. To the extent any of the assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all the relevant times, our opinion would be adversely affected and should not be relied upon.

        This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours, /s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

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  Exhibit 8.1